Exhibit 10.5

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
FX LUXURY REALTY, LLC

Dated as of September 26, 2007

Execution copy
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
FX LUXURY REALTY, LLC
(a Delaware Limited Liability Company)
     This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”), dated as of September 26, 2007, of FX Luxury Realty, LLC, a Delaware limited liability company (the “Company”), is entered into by the Company and Flag Luxury Properties, LLC, a Delaware limited liability company (“Flag”),and FX Real Estate and Entertainment Inc., a Delaware corporation (“FXREE”) and together with Flag, the “Members”).
     WHEREAS, on April 13, 2007, a Certificate of Formation for the Company was filed with the Secretary of State of the State of Delaware; and
     WHEREAS, the rights and obligations of the initial member of the Company were set forth in that certain Limited Liability Company Agreement dated as of April 30, 2007 by and between the Company and Flag, as amended by the Second Amended and Restated Limited Liability Company Agreement, dated as of June 18, 2007 (as so amended, the “Original Agreement”); and
     WHEREAS, CKX Inc. (“CKX”), Flag and the Company previously entered into Amendment No. 1 to Purchase Agreement, dated as of June 18, 2007 (“Amendment No. 1”) to that certain Membership Interest Purchase Agreement entered into by and among CKX, Flag and the Company dated as of June 1, 2007 (the “Purchase Agreement”) and, pursuant to Amendment No. 1 (i) CKX formed FXREE and, in connection therewith, contributed to the capital of FXREE an aggregate 15.5% Membership Interest in the Company; (ii) CKX, as the sole stockholder of FXREE as of the time of its formation, transferred and assigned all of the equity interests in FXREE to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust II, a conventional trust formed pursuant to the CKX FXLR Stockholder Distribution Trust II Agreement dated June 18, 2007 (the “Conventional Trust”); and (iii) CKX transferred and assigned an aggregate 9.5% Membership Interest in the Company to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust I, a grantor trust formed pursuant to the CKX FXLR Stockholder Distribution Trust I Agreement dated June 18, 2007 (the “Grantor Trust”); and
     WHEREAS, pursuant to the Original Agreement, CKX, Flag and the Grantor Trust have effected a reorganization of the Company and FXREE (the “Reorganization”)
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     pursuant to the Contribution and Exchange Agreement, dated September 26, 2007 and, in connection therewith and in exchange for shares of common stock of FXREE, CKX, Flag and the Grantor Trust contributed to FXREE Membership Interests (excluding the Flag Priority Interest) constituting 25%, 50% and 9.5%, respectively, of the outstanding Membership Interest in the Company; and
     WHEREAS, following the Reorganization, FXREE became the sole owner of all of the interests in the Company (except for the Flag Priority Interest); and
     WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Original Agreement and to provide for the management of the Company and its Subsidiaries and such other matters relating to the rights, preferences and privileges of the members of the Company, all on the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:
     “Act” means the Delaware Limited Liability Company Act, title 6, chapter 18 of the Commerce and Trade Code of the State of Delaware, as amended from time to time.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) a
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Person owning or controlling 20% or more of the outstanding voting securities of such Person or (iii) an officer, director, member or partner of such Person or a member of the immediate family of an officer, director, member or partner of such Person. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether its the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Third Amended and Restated Operating Agreement of FX Luxury Realty, LLC.
     “Amendment No.l” has the meaning provided in the recitals at the beginning of this Agreement.
     “Capital Account” means, with respect to any Member, the Capital Account established pursuant to Section 5.1 and maintained for such Person in accordance with the following provisions:
     (i) To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 7.2 or Section 7.3, and the amount of any Company liabilities assumed by such Person or that are secured by any Property distributed to such Person.
     (ii) To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 7.2 or Section 7.3, and the amount of any liabilities of such Person assumed by the Company or that are secured by any property contributed by such Person to the Company.
     (iii) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
     (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by
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contributions or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Regulations, the Managing Member may make such modification. The Managing Member shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, such adjustment shall require the consent of such Member.
     “Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Person (or its predecessors in Interest) with respect to the interest in the Company held by such Person.
     “Certificate of Formation” means the Certificate of Formation of the Company as originally filed by the organizer of the Company with the Secretary of State on April 13, 2007 and as amended from time to time and filed with the Secretary of State.
     “CKX” has the meaning provided in the recitals at the beginning of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Company” has the meaning provided in the recitals at the beginning of this Agreement.
     “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Company Property” means all real and personal property owned by the Company and the Subsidiaries and any improvements thereto, and shall include both tangible and intangible property.
     “Contracts” means any written or oral contract, agreement, undertaking or other arrangement.
     “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Conventional Trust” has the meaning provided in the recitals at the beginning of this Agreement.
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     “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
     “Expenses” means reasonable out-of-pocket expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.
     “Fiscal Year” means the calendar year ending December 31 or relevant portion thereof.
     “Flag” has the meaning provided in the recitals at the beginning of this Agreement.
     “Flag Priority Interest” has the meaning set forth in Section 8.1(b).
     “FXREE” has the meaning provided in the recitals at the beginning of this Agreement.
     “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, and any applicable rules and regulations of the Securities and Exchange Commission, in each case, that are in effect from time to time, applied on a consistent basis by the Company.
     “Grantor Trust” has the meaning provided in the recitals at the beginning of this Agreement.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member, the Managing Member and the other Member;
     (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (A) the acquisition of an
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additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee, the Managing Member and the other Member; and
     (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulation Section 1.704-1(b)(2)(iv)(m).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Indebtedness” means,
     (i) all liabilities, contingent or otherwise, of such Person, to the extent such liabilities would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;
     (ii) all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any capitalized lease obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; and
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     (iii) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or that are secured by any assets or property of such Person.
     “Indemnitee” means any Person entitled to indemnification pursuant to Sections 12.1 or 12.2.
     “Interest” means, for any period, the aggregate amount of interest in respect of any Indebtedness, including non-cash interest and the amortization of original issue discount and all commissions, discounts and other fees and charges.
     “Liquidator” shall be the Person that is the Managing Member at the applicable time.
     “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”
     “Managing Member” means FXREE, or any successor Managing Member from time to time appointed or designated as contemplated by Section 4.1 hereof.
     “Member” means each of Flag and FXREE (or their respective successors and permitted assigns).
     “Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Member Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Interest” means a limited liability company interest in the Company. All references to “Membership Interests” that are expressed as a percentage or portion thereof do not take into account the Flag Priority Interest.
     “Membership Interest Certificate” has the meaning set forth in Section 3.2(c).
     “Net Distributable Cash” means the gross cash proceeds from Company operations (including sales and dispositions of Property in the ordinary course of business) less the portion thereof used to pay or establish reserves as determined by the Managing Member in its reasonable discretion for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Managing Member.
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     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
     “Original Agreement” has the meaning provided in the recitals at the beginning of the Agreement.
     “Percentage Interest” means, with respect to each Member, a representation of such Member’s Membership Interest as of the applicable date of determination, expressed as a percentage of all Members’ Membership Interests.
     All references to Members’ Percentage Interests herein are intended to reflect common ownership percentage and do not take into account the Flag Priority Interest. As of the date hereof, the Members’ Percentage Interests are set forth in Exhibit 2.7 hereto.
     “Person” means any individual, company (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee, or other entity.
     “Proceeding” means any action, suit or proceeding, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.
     “Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
     (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
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     (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”; and
     (vi) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Section 7.2 or Section 7.3 shall not be taken into account in computing Profits or Losses.
     The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 7.2 and 7.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
     “Property” means any assets, real or personal, tangible or intangible.
     “Purchase Agreement” has the meaning provided in the recitals at the beginning of this Agreement.
     “Real Property” means the six (6) parcels constituting17.72 acres of land on Las Vegas Boulevard owned by BP Parent, LLC, Metroflag BP, LLC and/or Metroflag Cable, LLC.
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” has the meaning set forth in Section 7.3.
     “relative” means spouses, former spouses, parents, grandparents, great-grandparents, children, grandchildren, great-grandchildren, siblings, first uncles, first aunts and first cousins (in each case, whether natural or adoptive).
     “Representative” means an officer, director, manager, partner, member, employee, representative or other agent.
     “Reserves” shall mean reserves of the Company that are established from any available funds and used as follows: first, to fund and maintain, from time to time, the level of a $6 million reserve that shall be established for use as the working capital of the Company; second, to make the payments required under the note described on Schedule R-1; and third, to establish a reserve in the amount of $10 million for the first installment of the license fees in respect of the EPE License and MAE License.
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     “Secretary of State” means the Secretary of State of the State of Delaware.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
     “Separate Flag Activities” means any and all businesses, activities and undertakings in which Flag and all of the Affiliates of Flag may from time to time engage.
     “Special Allocation” has the meaning set forth in Section 7.2.
     “Subsidiaries” means the Company’s direct and indirect subsidiaries listed on Schedule 1.1 attached hereto.
     “Tax Matters Member” has the meaning set forth in Section 9.1.
     “Taxing Jurisdiction” means any Federal, state, local or foreign government that collects tax or any similar assessments, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.
     “Third Party” means any arms-length third party that is not a Member, or an Affiliate of any Member.
     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware (title 6, article 1, part 1 of the Commerce and Trade Code of the State of Delaware, et. seq.).
     1.2 Directly or Indirectly. Any provision of this Agreement which refers to an action which may be taken by any Person, or which a Person is prohibited from taking, shall include any such action taken directly or indirectly by or on behalf of such Person, including by or on behalf of any Affiliate, partner or agent of such Person.
     1.3 Including Without Limitation. Any provision of this Agreement which refers to the words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”.
     1.4 Captions. All captions in this Agreement are inserted for reference only and are not to be considered in the construction or interpretation of any provision hereof.
     1.5 Interpretation. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.
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     1.6 References to this Agreement. References to numbered or letter articles, sections, and subsections refer to articles, sections and subsections, respectively, of this Agreement unless expressly stated otherwise. All references to this Agreement include, whether or not expressly referenced, the exhibits and appendices attached hereto.
ARTICLE II.
FORMATION
     2.1 Name. The name of the limited liability company is “FX Luxury Realty, LLC”. The business of the Company may be conducted under any other name deemed necessary or desirable reasonably and in good faith by the Managing Member to the extent permitted by applicable law.
     2.2 Formation. The Company was formed as a limited liability company by filing the Certificate of Formation with the Secretary of State pursuant to the provisions of the Act. Except as otherwise provided herein, the rights, duties and liabilities of the Members shall be as provided in the Act for members.
     2.3 Term. The term of the Company commenced upon the filing of the Certificate of Formation, and shall continue in perpetuity unless and until the Company is dissolved and its affairs wound up in accordance with the Act and this Agreement.
     2.4 Purpose. The business and purposes of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Act.
     2.5 Registered Office; Registered Agent. The address of the initial registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name and address of the initial registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The Managing Member may change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.
     2.6 Principal Place of Business. The principal place of business of the Company shall be 650 Madison Avenue, New York, New York 10022, or such other place or places as the Managing Member may reasonably and in good faith determine from time to time.
     2.7 Members. The name and the mailing address of each Member are as set forth on Exhibit 2.7 hereto. Each Member may change its address upon notice thereof to the Managing Member.
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     2.8 Authorized Persons. The Managing Member shall have the right to designate as an “authorized person,” within the meaning of the Act, those individuals authorized to execute, deliver and file any amendments to, and/or restatements of, the Certificate of Formation and such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, or any other state or country, or any political subdivision thereof, in which the Company shall determine to do business, to effectuate, implement and continue the valid and subsisting existence or qualification to do business of the Company, or in connection with any tax returns, filings or related matters.
     2.9 Other Activities. Each of the Members acknowledges and agrees that, notwithstanding anything herein to the contrary, (i) Flag and its Affiliates may directly and indirectly engage in the Separate Flag Activities; (ii) nothing in this Agreement, and no Membership Interest of any Member hereunder, shall entitle any Member to share or participate in any Separate Flag Activities or the income or profits derived therefrom; and (iii) Flag and its Affiliates shall not be obligated in any way to cause any business opportunity to be presented to the Company.
ARTICLE III. MEMBERSHIP INTERESTS
     3.1 Members. The Members of the Company shall consist of Flag and FXREE. As provided in Section 3.2(d) hereof, Exhibit 2.7 shall be amended from time to time to reflect the admission of any Member or the removal, expulsion, retirement or death of any Member, the receipt by the Company of notice of any change of name or address of a Member, any additional Capital Contributions and any adjustments, if any, as contemplated by the definition of Percentage Interests. At such time as the Flag Priority Interest is paid in full, Flag shall automatically be deemed to have withdrawn as a Member and shall have no rights or interest in the Company thereafter.
     3.2 Units of Membership Interest.
     (a) The Membership Interests of each Member are set forth opposite such Member’s name in the column entitled “Membership Interests” on Exhibit 2.7 hereto. As provided in Section 3.2(d) hereof, Exhibit 2.7 shall be amended from time to time to reflect any change to the number of Membership Interests in the Company.
     (b) Each Membership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any
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provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the UCC, such provision of Article 8 of the UCC shall be controlling.
     (c) At the discretion of the Managing Member or upon the reasonable request of any Member, the Membership Interests issued to the Members may be evidenced by Membership Interest Certificates in substantially the form attached hereto as Exhibit 3.2(c), and each Membership Interest Certificate shall bear a legend substantially as shown on such Exhibit. The Managing Member shall establish reasonable procedures for the delivery and reissuance of Membership Interest Certificates in connection with loss or destruction of Membership Interest Certificates and other eventualities. Among other matters, such procedures may set forth required fees, indemnification documentation, and signatures (including guarantees thereof) to be obtained from parties requesting reissuance of Membership Interest Certificates. Such procedures need not be incorporated into this Agreement, but a copy thereof shall be delivered to all Members, if applicable.
     (d) The name, number of Membership Interests, and Capital Account of each of the Members is set forth in Exhibit 2.7 attached hereto. The Managing Member shall update Exhibit 2.7 from time to time, as necessary to reflect accurately the information therein as known by the Managing Member, but no such update shall modify Exhibit 2.7 in any manner inconsistent with this Agreement or the Act. Any amendment or revision to Exhibit 2.7 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of Section 15.1 hereof. Any reference in this Agreement to Exhibit 2.7 shall be deemed to be a reference to Exhibit 2.7 attached hereto as amended and in effect from time to time.
     (e) Each Member understands that the Membership Interests have not been and will not be registered under the Securities Act or under the securities laws of any state, and, in the future, such Membership Interests may be offered, resold, pledged or otherwise transferred only in accordance with the legend on such Membership Interest Certificates or on the face of this Agreement, the restrictions contained in this Agreement, and applicable federal and state securities laws. Each Member acknowledges that no representation is made by the Company as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Membership Interests.
     3.3 No Withdrawals or Resignations. No Member has the right to withdraw, resign or retire from the Company, except as permitted or required by law or otherwise expressly permitted herein.
     3.4 Liability of Members. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, except as otherwise required by law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any of the Member for liabilities of the Company.
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ARTICLE IV. MANAGEMENT
     4.1 Appointment of Managing Member.
     (a) Except as provided in Section 4.2 hereof or as otherwise set forth in this Agreement, the management of the Company and the Subsidiaries shall be fully vested in FXREE as Managing Member of the Company and FXREE hereby accepts such appointment and agrees to be bound by the provisions of this Agreement in its capacity as a Member hereunder and in its capacity as Managing Member. Subject to Section 4.2, the Managing Member shall be fully vested with the authority to manage the assets, business and affairs of the Company and the Subsidiaries, with all rights and powers and the full authority necessary, desirable or convenient to administer and operate the same for Company purposes, including to, directly or indirectly, take or omit whatever action for Company purposes that the Managing Member may, in the Managing Member’s sole discretion, deem necessary or desirable to carry out the Company’s purposes, and to make all decisions and do all things necessary or desirable in connection therewith.
     (b) The Members, in their capacity as members of the Company, shall have no part in the management of the Company or the Subsidiaries and shall have no authority to, or right to, act on behalf of or bind the Company or the Subsidiaries in connection with any matter, nor have any voting rights, except as set forth in this Agreement.
     (c) The Managing Member may resign at any time upon written notice to the Members; provided, however, that prior to the effectiveness of any such resignation, the Member that is not the Managing Member at such time shall provide for a substitute Managing Member.
     4.2 Major Decisions. Notwithstanding anything to the contrary contained herein, the Managing Member will not permit or cause the Company or any of its Subsidiaries to, directly or indirectly any of the following actions without the approval of Flag (if the Class A Preferred Distribution has not been paid in full:
     (a) alter the business and purpose of the Company;
     (b) do any act in contravention of the Certificate of Formation or this Agreement which would make it impossible to carry on the purpose and business of the Company;
     (c) enter into any transaction with any Affiliate of the Company (except to the extent that (i) the Company receives the written fairness opinion as to the fairness of any such transaction to the Members from a nationally-recognized investment banking firm or similar institution and (ii) is on an arm’s length third-party market transaction basis);
     (d) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; or institute proceedings to have the
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Company adjudicated bankrupt or insolvent; or consent to, or acquiesce in, the institution of bankruptcy or insolvency proceedings against the Company; or file a petition or consent to the filing of a petition seeking reorganization, arrangement, adjustment, or other relief on behalf of the Company of its debts under federal or state law relating to bankruptcy; or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestor, custodian or any similar official for the Company or a substantial portion of the Company’s assets; or make any assignment for the benefit of the Company’s creditors;
     (e) (i) add or admit new or substitute Members to the Company or (ii) redeem or repurchase any portion or all of the Membership Interests of any Member (provided, however, that clause (i) of this consent right shall not be applicable to Flag to the extent that following the date hereof the gross proceeds received by the Company from the admission of new or substitute members hereunder does not adversely affect the rights with respect to the Class A Preferred Distribution under Section 8.1 and unless such proceeds are used to satisfy the Company’s payment obligations under Section 8.1 (b) or (c), as applicable);
     4.3 Insurance. The Company shall at all times maintain, or cause to be maintained, at its sole cost and expense, insurance in reasonable types, amounts and coverages as determined by the Managing Member.
ARTICLE V. CAPITAL CONTRIBUTIONS
     5.1 Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member. Each Member’s Capital Account as of the date of this Agreement shall be tentatively as set forth in Schedule 2.7 attached hereto.
     5.2 Capital Contributions. As a result of the transactions consummated pursuant to the Original Agreement, the Purchase Agreement and Amendment No. 1, FXREE and Flag have made (or are deemed to have made) Capital Contributions to the Company shown on the Exhibit 2.7 attached hereto. Except as otherwise provided in this Agreement, no interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution. No Member shall be required to make any additional Capital Contributions.
     5.3 Third Party Funding. Subject to Sections 4.2(e) and 5.5, the Managing Member may obtain additional debt or equity funding from any third party, and may, in connection with such funding, admit such third party as a member of the Company pursuant to Section 5.4 hereof; provided, however, that the Managing Member shall provide the other Members with advance notice of any such equity funding describing the terms and conditions for such funding (a “Funding Notice”) and provided that such other Members shall have the right to participate in any such equity funding and contribute to the Company their pro rata share of the amount funded (calculated based on the Members’ then outstanding Membership Interests) on the same terms and conditions applicable to the subject financing. The other Members may exercise their funding right described herein
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by providing the Managing Member with a written notice no later than ten (10) business days from the date of the Funding Notice. In the event that any Member elects not to so participate or fails to provide the requisite notice to the Managing Member, the Membership Interest of any such Member shall be diluted appropriately to reflect the funding.
     5.4 Admission of Additional Members.
     (a) The Managing Member shall have the power and authority to admit additional Members to the Company on such terms and conditions as shall be determined by the Managing Member. Each Member who is a Member on the date that any such new Member is so admitted shall be deemed to have consented to such admission. Upon the admission of any additional Member, the Managing Member shall cause the appropriate modifications and amendments to be made to Exhibit 2.7 hereto.
     (b) Each Member, in executing this Agreement, hereby expressly consents to the admission to the Company of any additional Member that the Managing Member, acting in its sole discretion, shall approve or deem appropriate for admission into the Company as a new Member.
     (c) As a condition to admission, each new Member shall execute and deliver to the Managing Member a copy of this Agreement, as amended and in effect of the date of such new Member’s admission as a Member, and such other documents and instruments as the Managing Member shall require.
     5.5 Limitation on Dilution. Notwithstanding anything herein to the contrary, in no event may the Managing Member admit additional members hereunder unless following the date hereof the gross proceeds received by the Company from the admission of new members hereunder does not adversely affect the rights with respect to the Class A Preferred Distribution under Section 8.1 and unless such proceeds are used to satisfy the Company’s payment obligations under Section 8.1 (b) or (c), as applicable).
ARTICLE VI.
REORGANIZATION, STOCK DISTRIBUTION AND RIGHTS OFFERING
     6.1 Stock Distribution and Rights Offering. Notwithstanding anything herein to the contrary, FXREE shall use commercially reasonable efforts to effect the Stockholder Distribution, and the parties hereto shall comply with their respective obligations relating thereto under this Agreement and the Purchase Agreement, as amended by Amendment No. 1. In connection with and following the Stockholder Distribution or otherwise, FXREE shall initiate at any time a rights offering upon the terms and conditions described in the Purchase Agreement as amended by Amendment No. 1, and the parties hereto shall comply with their respective obligations relating thereto under this Agreement and the Purchase Agreement, as amended by Amendment No.1. Notwithstanding anything herein to the contrary, no Member shall be required to effect the Stockholder Distribution and FXREE shall not be required to effect the Rights Offering (as defined and
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contemplated by the Purchase Agreement and Amendment No.1) until all applicable legal and regulatory requirements have been satisfied.
     6.2 Mandatory Distribution and Reorganization.
     (a) Prior to the Stockholder Distribution, (i) Flag shall take any and all such as action as is necessary or reasonably requested by FXREE to effect the Mandatory Distribution (which shall in no event include the Flag Priority Interest) and, in connection therewith and as a condition thereto, cause each Designated Flag Member (as defined in the Purchase Agreement) to execute and deliver to FXREE (x) a Waiver of Rights and Lock-Up Agreement executed by each of the Designated Flag Members and (y) such other documents and instruments as FXREE may reasonably request, and (ii) the parties shall take such actions as are necessary to cause each certificate representing such shares of common stock distributed in the Mandatory Distribution to bear a legend identifying that such shares are subject to the Waiver of Rights (except with respect to shares distributed in the Stockholder Distribution) and Lock-Up Agreement (which shall be for a period of one (1) year for all members of Flag other than the Designated FlagMembers (for which the Lock-Up Agreement shall be for a three (3) year period));
     (b) The Members shall (i) take (and Flag shall cause the Flag Members to take) such other actions (including, but not limited to, providing any financial or other information) and (ii) execute such documents and other instruments, in each case, as FXREE may reasonably request, to effectuate the Stockholder Distribution, all on the terms and conditions set forth herein;
     (c) Notwithstanding anything herein to the contrary, FXREE shall not be required to effect the Stockholder Distribution or the Rights Offering, until all applicable legal and regulatory requirements have been satisfied.
ARTICLE VII.
ALLOCATIONS
     7.1 Profits and Losses. After giving effect to the special allocations set forth in Sections 7.2 and 7.3, Profits and Losses for any Fiscal Year shall be allocated to the Members pro rata in accordance with their respective Percentage Interests.
     7.2 Special Allocations. The following allocations shall be made in the following order (”Special Allocations”):
     (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VII, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.2(a) is intended to
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comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.2(c) were not in the Agreement.
     (d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been made as if Section 7.2(c) and this Section 7.2(d) were not in the Agreement.
     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
     7.3 Curative Allocations. The allocations set forth in Section 7.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special
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allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3. Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines) appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1. In exercising its discretion under this Section 7.3, the Managing Member shall take into account future Regulatory Allocations under Sections 7.2(a) and 7.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 7.2(e).
     7.4 Other Allocation Rules.
     (a) Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Article VII as of the last day of each Fiscal Year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Section 1.1 above.
     (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.
     7.5 Tax Allocations: Code Section 704(c). Except as otherwise provided in this Section 7.5, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article VII. In accordance with Code 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value (as may be adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value herein).
     Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall elect to apply the traditional method of allocation permitted by the Regulations under Code Section 704(c). Allocations pursuant to this Section 7.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or
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share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
     Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.
ARTICLE VIII.
DISTRIBUTIONS
     8.1 Distributions.
     (a) Except as otherwise provided in Article XI and as provided in Section 8.1(b), Net Distributable Cash, if any, shall be distributed in the discretion of the Managing Member, to the Members pro rata in accordance with their respective Percentage Interests.
     (b) No distributions of Net Distributable Cash, or any portion thereof, that constitutes Capital Transaction Proceeds (as defined below) shall be made to the Members pursuant to Section 8.1(a) unless and until Flag has received from the Company distributions aggregating $45 million (the “Class A Preferred Distribution”); provided, that if the Class A Preferred Distribution has not been paid in full prior to November 1, 2007, then thereafter the amount of the Class A Preferred Distribution that remains unpaid at any time shall increase at an annual rate equal to the Citibank N.A. prime rate as reported from time to time in the Wall Street Journal, and such amount shall be deemed to be included in the Class A Preferred Distribution for all purposes hereunder. Until the Class A Preferred Distribution shall be paid in full, all Capital Transaction Proceeds received by the Company, any Subsidiary, FXREE or any of its subsidiaries from any Capital Transaction (as defined below) shall be used to pay the Class A Preferred Distribution. Until such time as the Class A Preferred Distribution shall have been paid in full to Flag, Flag shall have a preferred membership interest herein with respect thereto, which interest shall have no voting or other rights hereunder, other than the right to receive payments in respect of the Class A Preferred Distribution as contemplated by this Section 8.1(b) (the “Flag Priority Interest”). Nothing herein shall otherwise prevent or prohibit the distribution of Net Distributable Cash pursuant to Section 8.1(a) that was not received by the Company, or derived from, a Capital Transaction (as defined below). At such time as the Class A Preferred Distribution shall have been paid in full, the Flag Priority Interest shall be deemed cancelled and not outstanding.
     (c) For purposes of this Section 8.1, “Capital Transaction Proceeds” shall mean an amount equal to the excess, if any, of (I) the sum of all net proceeds received by the Company, any Subsidiary, FXREE or any of its subsidiaries from any of the following events (each, a “Capital Transaction”) with respect to the Company, any Subsidiary or FXREE or any of its subsidiaries: (i) the contribution of cash to the capital of such entity, whether or not in exchange for equity, or (ii) the sale of any asset (including shares in a
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Subsidiary) by such entity, in one transaction or series of related transactions , which sale (or sales) results in proceeds in excess of $500,000 and proceeds of condemnation awards or casualty recoveries in excess of amounts needed for restoration, if applicable, (iii) proceeds from a financing or a refinancing by such entity in excess of the proceeds necessary to repay principal, accrued interest and all other costs attributable to repayment of the refinanced debt, (iv) the receipt of cash proceeds from the liquidation or dissolution of such entity, and (v) cash proceeds to be paid to equity holders of such entity with respect to the merger, reorganization or consolidation of the Company, any Subsidiary or FXREE or any of its subsidiaries with any other Person over (II) Reserves that have been established by the Company. Notwithstanding the foregoing, in no event shall Capital Transaction Proceeds include any proceeds from, or other funds necessary or required to be paid to, (i) CKX pursuant to the Line of Credit Promissory Note, dated September _, 2007, made by FXREE in favor of CKX, (ii) Bear Stearns Securities Corp. (”Bear Stearns”) pursuant that certain Margin Loan Account Agreement by and between Bear Stearns, as lender, and the Company in connection with the acquisition of 573,775 shares of common stock of Riviera Holdings Corporation , and (iii) Column Financial, Inc. (”Column Financial”) pursuant to that certain Promissory Note, dated June 1, 2007, made by the Company in favor of Column Financial in the principal amount of $23 million.
     (d) The Company agrees not to take any action, the primary purpose and intent of which, is to impair or circumvent the rights of the holder of the Flag Priority Interest hereunder.
     8.2 Amounts Withheld.
     All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or any Member and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Member or any Person owning an interest, directly or indirectly, in such Member shall be treated as amounts distributed to the Member with respect to which such amount was withheld pursuant to this Article VIII for all purposes under this Agreement. The Managing Member is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local, or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law and shall allocate any such amounts to the Members with respect to which such amount was withheld. The Members shall be required, upon request by the Managing Member, to fund their share of any applicable withholding taxes with respect to the Company to the extent deemed necessary or advisable by the Managing Member.
ARTICLE IX. TAX INFORMATION
     9.1 Elections and Tax Matters Member. The Managing Member is authorized to make any and all elections for federal, state, and local tax purposes including,
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without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii), (ii) to adjust the basis of Company Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with Transfers of Company Interests and Company distributions; (iii) to extend the statute of limitations for assessment of tax deficiencies against any Member with respect to adjustments to the Company’s federal, state, or local tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Member(s) in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Notwithstanding the foregoing, (A) the Managing Member shall comply with all “tax matters partner” notice requirements provided in Code Section 6223 and (B) and the Managing Member shall inform the non-Managing Member in advance of the date, time, and place of all administrative or judicial meetings, conferences, hearings, and other proceedings relating to such tax controversy and shall provide the non-Managing Member all reasonable information document requests and responses, notice of deficiencies, revenue agents’ reports, protests, petitions and any other documents relating to such tax controversy upon receipt from the relevant taxing authority. The Managing Member is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law. To the extent that the Managing Member shall make any tax election hereunder that would be material and adverse to the non-Managing Member, such non-Managing Member shall have the right to consent to such election (such consent to not be unreasonably withheld, delayed or conditioned). Both Members shall be a “notice partner” under the foregoing Code sections.
     9.2 Taxes of Taxing Jurisdictions. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than six (6) months after the end of each Fiscal Year. The Tax Matters Member shall file tax returns for the Company prepared in accordance with the Code and the Regulations and comply with all other requirements of the Code.
ARTICLE X. [INTENTIONALLY OMITTED]
ARTICLE XI. DISSOLUTION AND WINDING UP
     11.1 Liquidating Events. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:
     (a) the unanimous written consent of Flag and the Managing Member;
     (b) any sale or transfer for cash by the Company of all or substantially all of its assets; and
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     (c) the entry of a decree of judicial dissolution under section 18-802 of the Act.
     11.2 Winding Up. Upon the occurrence of a liquidating event as described in Section 11.1 above, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding on the Members until such time as the Company Property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled in accordance with the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and Property, shall cause the Company Property to be liquidated as promptly as is consistent with obtaining the fair value thereof unless the Members unanimously consent to distributions of all or any part of the Property in kind, and shall cause the Property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:
     (a) First, to creditors in satisfaction of all of the Company’s debts and liabilities, including the establishment of any reserves that the Managing Member may deem reasonably necessary to satisfy any contingent liabilities of the Company, and the satisfaction of the costs and expenses of the dissolution and liquidation; and
     (b) The balance, if any, to the Members in accordance with Section 8.1, after giving effect to all contributions, distributions, and allocations for all periods.
     11.3 Deemed Contribution and Distribution. In the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no liquidating event as described in Section 11.1 above has occurred, the Company Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company Property and liabilities to a new limited company in exchange for an interest in such new limited company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited company to the Members.
ARTICLE XII. INDEMNIFICATION
     12.1 Indemnification of Members. The Company shall indemnify any Member (other than the Managing Manager) from and against any and all Losses, actually and reasonably incurred by such Person in connection with such Proceeding who was or is a party or is threatened to be made a party to, a threatened, pending or completed Proceeding by reason of the fact that he or she is or was a Member, to the fullest extent permitted by applicable law unless (i) such Losses were incurred as a direct result of such
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Member’s breach of this Agreement or such Member’s gross negligence, bad faith or willful misconduct or (ii) such Losses relate to any transaction from which such person derived an improper personal benefit.
12.2 Indemnification of Managing Member.
     (a) The Company shall indemnify the Managing Member if it was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed Proceeding (other than a Proceeding by or in the right of the Company) by reason of the fact that such Managing Member is or was an agent of the Company against all Losses actually and reasonably incurred by or levied against such Managing Member in connection with such Proceeding, unless it is determined by a court of competent jurisdiction that such Managing Member acted in bad faith or with willful misconduct.
     (b) The Company shall indemnify the Managing Member if it was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Managing Member is or was an agent of the Company only against Expenses actually and reasonably incurred by such Managing Member in connection with such Proceeding, unless it is determined by a court of competent jurisdiction that such Managing Member did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding any other provision hereof, no indemnification shall be made with respect to any claim, issue or matter as to which such Managing Member shall have been adjudged to be in violation of this Agreement or the Act or otherwise liable to the Company unless and only to the extent that the court in which such Proceeding was brought or other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Managing Member is fairly and reasonably entitled to indemnification for such Expenses which such court shall deem proper.
     (c) Indemnification Procedures. If any Indemnitee receives notice of any claim, assertion or other commencement of any Proceeding or becomes aware of any matter with respect to which the Company is obligated to provide indemnification pursuant to Sections 12.1 or 12.2, the Indemnitee shall promptly give the Company written notice thereof. Failure to give such notice shall not affect a party’s right to be indemnified hereunder; provided, that the Company’s liability hereunder shall be limited to that which would have existed had prompt notice been given, and the Indemnitee shall be solely responsible for, and shall indemnify the Company from, such increased liability, if any, as shall have been occasioned by its failure to provide the Company with prompt notice. The Company may defend at the Company’s own expense and by the Company’s own counsel, any such matter involving the asserted liability of the Indemnitee. In such event, the Indemnitee, the Company and the Company’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability. The Indemnitee may participate in the defense of such asserted liability at its own expense. The Company shall have the right to compromise any Proceeding; provided, that it shall not effect a settlement of any
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Proceeding without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) and shall include an unconditional release of the Indemnitee for any claim, action, assertion or Proceeding. If the Company is defending any Proceeding, the Indemnitee shall make available to the Company any books, records or other documents within its control that are reasonably necessary or appropriate for such defense.
     12.3 Exclusions. No payments pursuant to this Agreement shall be made by the Company:
     (a) to indemnify or advance funds to any Person with respect to a Proceeding initiated or brought voluntarily by such Person and not by way of defense, except with respect to a Proceeding brought to establish or enforce a right to indemnification under this Agreement or otherwise than as required by applicable law; or
     (b) if a court of competent jurisdiction finally determines that any indemnification or advance of Expenses hereunder is unlawful.
     12.4 Indemnification Insurance and Proceeds. Notwithstanding the foregoing, any indemnification pursuant to this Agreement shall be offset against any insurance proceeds received by the Indemnitee. The Managing Member shall purchase and maintain at no cost to the Company adequate insurance coverage on behalf of any Person against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article XII or the Act.
ARTICLE XIII. INFORMATION, ACCOUNTS AND PUBLICITY
     13.1 Books and Records. The books and records of the Company shall be maintained, and the financial position and the results of its operations recorded, in accordance with GAAP. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the business conducted by the Company. The books and records of the Company shall be kept at the offices of the Managing Member.
     13.2 Delivery to Members and Inspection. Upon the written request stating the reason of such request of any Member for purposes reasonably related to the interest of that Person as a Member, the Managing Member shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the following:
       (i) a current list of the full name and last known business or residence address of each Member, former Member and other holder of a Membership Interest, set forth in alphabetical order, together with the Capital Contributions and Capital Account of each Member;
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        (ii) copies of the Company’s federal, foreign, state, and local income tax or information returns and reports, if any, for each Fiscal Year;
        (iii) copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years;
        (iv) a copy of the Certificate of Formation and all amendments thereto, this Agreement and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and the Certificate and all amendments thereto have been executed;
        (v) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and
        (vi) any other information regarding the affairs of the Company as is reasonable, including true and full information regarding the business and financial condition of the Company.
     Each Member has the right, upon reasonable request for the purposes reasonably related to the interest of the Person as a Member, to (i) inspect and copy during normal business hours any of the Company records maintained by the Company pursuant to Section 13.1; and (ii) obtain from the Managing Member, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.
     13.3 Filings. The Managing Member, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Managing Member, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.
     13.4 Bank Accounts. The Managing Member shall maintain the funds of the Company and its subsidiaries in one or more separate bank accounts in the name of the Company or its subsidiaries, and shall not, other than with its subsidiaries, permit the funds of the Company to be commingled in any fashion with the funds of any other Person.
     13.5 Public Announcements. So long as this Agreement is in effect, Flag and FXREE will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange or quotation system, will not
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issue any such press release or make any such public statement without the consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
     13.6 Audit. The Members shall have the right to request an audit of the results of operations of the Company during any Fiscal Year and such costs shall be borne by the Company. The Members hereby agree that Ernst & Young LLP shall be the independent auditors and shall be the auditing firm for the purposes of this Section 13.6.
ARTICLE XIV. [INTENTIONALLY OMITTED]
ARTICLE XV. MISCELLANEOUS
     15.1 Amendments; Waivers. FXREE may, without the consent of or notice to Flag, enter into any amendment, change or modification of this Agreement as may be required (a) by the provisions of this Agreement, (b) for the purpose of curing any ambiguity or formal defect or omission herein, (c) so as to add additional rights and remedies for the benefit of all the Members, or (d) in connection with any other change herein which does not have an adverse affect on the rights of Flag, as a Member hereunder.
     15.2 Notices.
     (a) Any notice to any Member shall be at the address of such Member set forth in Exhibit 2.7 hereto or such other mailing address of which such Member shall advise the Company in writing. Any notice to the Company shall be at the principal place of business of the Company as set forth in Section 2.6, or such other address as determined reasonably and in good faith by the Managing Member, upon due notice to each Member in accordance with this Section 15.2.
     (b) Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, unless earlier received,
(i) if sent by certified or registered mail, return receipt requested, when noted as received by the Postal Service, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission (which transmission is confirmed), on the date confirmed, and (iv) if delivered by hand, on the date of receipt.
     15.3 Agreement Binding Upon Successors and Assigns. This Agreement shall be binding and inure to the benefit of the Members hereto and to their respective successors, but the rights and obligations of the Members hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof which is not made in accordance with such express provisions shall be void.
     15.4 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, the remainder of
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this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.
     15.5 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.
     15.6 Not a Partnership. The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Uniform Limited Partnership Act. Except for applicable tax purposes, the Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.
     15.7 Costs and Expenses. Except as otherwise provided herein and unless otherwise agreed to in writing by Flag and the Managing Member, each Member shall bear the costs and expenses incurred by its Representatives in connection with the performance of their duties pursuant to this Agreement.
     15.8 Arbitration. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to a mutually-agreed upon JAMS arbitrator pursuant to the American Arbitration Association’s Expedited Procedures for arbitration in New York, New York. The costs of the arbitration, including any administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys’ fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a written reasoned award and decision that shall be consistent with and supported by the facts and the law within 90 days from the date the arbitration proceedings are initiated. Judgment on the award of the arbitrator may be entered in any court having jurisdiction thereof.
     15.9 Legends. Any and all membership certificates currently held or subsequently acquired representing subject to the provisions hereof will bear the following legend on each of their respective reverse sides:
     “THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THESE MEMBERSHIP
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INTERESTS MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSER HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY FX LUXURY REALTY, LLC (THE “COMPANY”) FOR ANY PURPOSES, EXCEPT IN TRANSACTIONS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND SUCH LAWS WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE COMPANY. THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTEREST REPRESENTED HEREBY, AND THE INTEREST IS SUBJECT TO ALL THE TERMS, CONDITIONS, AND RESTRICTIONS CONTAINED IN SUCH AGREEMENT, WHICH THE HOLDER OF THIS CERTIFICATE HAS EXECUTED.”
     15.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
     15.11 Remedies Cumulative. In addition to remedies at law for damages, each non-breaching party hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement by any party hereto, and each party further agrees to waive any requirements for securing or posting of any bond in connection with such equitable remedy. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which a party may be lawfully entitled.
     15.12 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in the State of New York and the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by New York law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.
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execution copy
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

COMPANY: FX LUXURY REALTY, LLC
By:	/s/ Mitchell J. Nelson

	Name:	Mitchell J. Nelson
	Title:	Senior Vice President

FLAG LUXURY PROPERTIES, LLC
By:	/s/ Paul C. Kanavos

	Name:	Paul C. Kanavos
	Title:	President

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Mitchell J. Nelson

	Name:	Mitchell J. Nelson
	Title:	Vice President

Execution copy
EXHIBIT 2.7

Members	Capital	Membership	Capital
Names and Addresses	Contributions	Interests	Account

FX Real Estate and Entertainment Inc. 650 Madison Avenue 15th Floor New York, New York 10022 Facsimile: 212-753-3188 Attention: Howard Tytel, Esq.	Property and other assets valued at $10 0million and $100 million in cash	100%	$200 million

Flag Luxury Properties, LLC 650 Madison Avenue 15th Floor New York, New York 10022 Facsimile: 212-750-3034 Attention: Mitchell Nelson, Esq.	Property and other assets valued at 445 million	Flag Priority Interest	$45 million

EXHIBIT 3.2(c)
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THESE MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSER HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY FX LUXURY REALTY, LLC (THE “COMPANY”) FOR ANY PURPOSES, EXCEPT IN TRANSACTIONS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND SUCH LAWS WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE COMPANY. THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTEREST REPRESENTED HEREBY, AND THE INTEREST IS SUBJECT TO ALL THE TERMS, CONDITIONS, AND RESTRICTIONS CONTAINED IN SUCH AGREEMENT, WHICH THE HOLDER OF THIS CERTIFICATE HAS EXECUTED.
CERTIFICATE FOR MEMBERSHIP INTERESTS OF FX LUXURY REALTY, LLC

Certificate No.
Membership Interests of Limited Liability Company Interests
     The undersigned, duly authorized to act in the name and on behalf of FX Luxury Realty, LLC, a Delaware limited liability company (the “LLC”), hereby certifies that                      is the holder of Membership Interests, as that term is defined in the Limited Liability Company Operating Agreement of the LLC, dated as of September 2007 (as it may be amended and restated from time to time, the “Agreement”), copies of which are on file at the principal office of the LLC.
     This Certificate is not negotiable or transferable except as provided in the Agreement.

FX REAL ESTATE AND ENTERTAINMENT INC., a Delaware corporation
By:
Name:
Title:

By:
Name:
Title:
Dated

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Schedule 1.1
SUBSIDIARIES
BP Parent, LLC, a Delaware limited liability company
Metroflag BP, LLC, a Nevada limited liability company
Metroflag Cable, LLC, a Nevada limited liability company
Metroflag Management, LLC, a Nevada limited liability company
RH1, LLC, a Nevada limited liability company
Flag Luxury Riv, LLC, a Delaware limited liability company
Riv Acquisition Holdings, Inc., a Delaware corporation
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1. • The payment required under the Company’s promissory note, dated the date hereof, made in favor of Flag in the principal amount of $1 million.